(m)(2)(i)

SCHEDULE A

with respect to the

AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

ING MUTUAL FUNDS

CLASS B SHARES

Fund	Maximum Combined Service and Distribution Fees
(as a percentage of average daily net assets)
ING Diversified International Fund	1.00%
ING Emerging Markets Equity Fund	1.00%
ING Global Bond Fund	1.00%
ING Global Equity Dividend Fund	1.00%
ING Global Opportunities Fund	1.00%
ING Global Value Choice Fund	1.00%
ING Greater China Fund	1.00%
ING Index Plus International Equity Fund	1.00%
ING International Real Estate Fund	1.00%
ING International Small Cap Fund	1.00%
ING International Value Choice Fund	1.00%

Date last updated: November 29, 2012